Exhibit 99.1

Heckmann Corporation Announces

Fourth Quarter and Full Year 2012 Financial Results

Fourth Quarter Revenues of $113.2 Million and Adjusted EBITDA of $14.7 Million (Includes One

Month of Power Fuels Financial Results)

Company Introduces 2013 Annual Guidance of $750 - $825 Million in Revenues,

$200 - $220 Million in Adjusted EBITDA and Capital Expenditures of $90 - $110 Million

Company to Rename Itself and Integrate Business Units Under New Brand:

Nuverra Environmental Solutions

Scottsdale, AZ — March 11, 2013 — Heckmann Corporation (NYSE: HEK) today announced financial results for the fourth quarter and year ended December 31, 2012.1

“2012 was a year of transformation and growth for our Company,” said Richard J. Heckmann Executive Chairman of Heckmann Corporation. “Our merger with Power Fuels has considerably broadened the scope of our business. We increased our revenues by 124% to $352.0 million and our Adjusted EBITDA by 116% to $61.6 million compared to 2011, based on both our M&A activity as well as growth from our legacy businesses. We now have a national Company that is well positioned to build on the significant investment we have made in our logistics network to meet our customers’ demand for comprehensive environmental solutions, including in solid waste.”

The consolidated financial results for 2012 include financial contribution of the month of December for Badlands Power Fuels, LLC (“Power Fuels”)2 and nine months of Thermo Fluids Inc. (TFI)3. A presentation reviewing these results is available on the Company’s website at www.heckmanncorp.com. The Company will file its annual report on Form 10-K by March 18, 2013 as required.

	2012 vs. 2011 Comparison			Q4 ‘12 vs. Q4 ‘11 Comparison
	2012	2011	% Growth	Q4 ‘12	Q4 ‘11	% Growth
Revenue	$352.0	$ 156.8	124.4%	$113.2	$ 51.7	119.1%
Net Income (4)	$2.5	($ 0.1)	—	$5.0	($ 2.5)	—
Adj. EBITDA (5)	$61.6	$ 28.5	115.7%	$14.7	$ 4.1	256.0%

•

As of December 31, 2012, cash and cash equivalents were $16.2 million, and total debt was $566.1 million, which included $400.0 million of senior unsecured notes, approximately $147.0 million drawn under the Company’s amended credit facility and approximately $20.0 million of capital leases.

[1]	On September 30, 2011, Heckmann completed the divestiture of China Water & Drinks, Inc., which formed the Company’s bottled water business segment. The Company reclassified its bottled water segment as discontinued operations in 2011 and its comparable period results reflect this change.
[2]	On November 30, 2012, Heckmann completed the merger with Badlands Power Fuels, LLC (“Power Fuels”). As a result of the merger, Heckmann repaid all of Power Fuels’ outstanding debt obligations of approximately $150 million and paid approximately $130 million in cash and issued 95 million shares of the Company’s common stock to the owner of Power Fuels. The shares are subject to a two-year lockup agreement and a two-year standstill agreement and are not available for any type of borrow or exchange.
[3]	On April 10, 2012, Heckmann completed the acquisition of TFI Holdings, Inc. and Thermo Fluids Inc. (collectively “TFI”) for approximately $227.5 million in cash and $17.5 million in restricted shares of Heckmann common stock.
[4]

The Company’s 2012 and Q4 financial results include a $38.5 million and $19.6 million tax benefit, respectively, from the reversal of a valuation allowance on certain deferred tax assets based on an expectation that the Company will have future taxable income.

[5]	A reconciliation of net income to Adjusted EBITDA is included in the tables below.

Heckmann Corporation

•	Total liquidity, consisting of the undrawn portion of the Company’s credit facility and cash on hand, was $193.2 million as of December 31, 2012.

•	Capital expenditures during the fourth quarter, net of cash received for asset sales, were $9.9 million.

•	Results were impacted by a number of one-time and non-recurring items, relating in part to the Power Fuels merger, integration and associated financings.

Comments on the Fourth Quarter & Full Year 2012 Results

Mr. Heckmann continued, “As expected, the industry related to our shale business slowed in the second half of 2012, particularly during the fourth quarter. Activity declines exceeded normal seasonal factors, which we believe was a function of drilling efficiencies pulling our customers’ capital expenditures forward in the year. Working closely with our customers, we planned for this pullback and reduced our capital expenditures, which totaled $11.8 million for the second half of the year, and in turn were able to grow our cash position in both the third and fourth quarters.”

“Despite anticipated challenges in the second half of the year, the Power Fuels business outperformed our expectations,” said Mark D. Johnsrud, Chief Executive Officer and Vice Chairman of Heckmann Corporation. “The proxy statement filed on October 9, 2012 included projections for second half 2012 revenues of $180.1 million and EBITDA of $57.8 million. Unaudited financial results for the second half of 2012 for the Power Fuels business were revenues of $173.2 million and EBITDA of $62.3 million.”

Jay C. Parkinson, Executive Vice President and Chief Financial Officer of Heckmann, commented, “The quarter was impacted by a number of non-recurring and one-time items. During a transitional quarter and despite general activity slowdowns and one month of contribution from Power Fuels, our fourth quarter results reflected Adjusted EBITDA in excess of our capital expenditures, and we continued to grow our cash position during the quarter. We have hit an inflection point on capital expenditures – we have invested to build our network, and are now at the point where we can begin to leverage that investment, so our capital expenditures should be much lower going forward. Our liquidity position is strong with over $16.2 million in cash on hand and over $177.0 million available under our revolver.”

Fluids Management Division (includes Heckmann Water Resources (“HWR”) & December financial results for Power Fuels)

During the fourth quarter, revenues for the Fluids Management Division grew to $83.7 million, which includes December’s financial results from the Power Fuels merger.

In the Bakken Shale area, overall activity levels were down in the fourth quarter, although at levels not as significant as management originally estimated. Despite the slowdown in activity, overall pricing and utilization levels in the fourth quarter were better than management’s expectations. As production increases, operators continue to look for efficiencies. To meet customer requirements, the Company is expanding its operations and hiring additional personnel.

In the Haynesville Shale area, to offset continued weakness in natural gas pricing, the Company reduced costs and is focused on increasing margin by adding fluid delivery work to complement fluid collection and disposal. Pipeline volumes in the fourth quarter were down approximately 8% sequentially, primarily as a result of curtailed production due to the price of natural gas.

Heckmann Corporation

In the Marcellus and Utica Shale areas, revenue expectations were exceeded due to activity with two large customers. The Company continues to expand operations in the Marcellus and Utica Shale areas, and continues to hire drivers and plans to add an additional fluid disposal facility in the area to satisfy 2013 demand.

In the Eagle Ford Shale area, delivery and collection activity increased sequentially, as the Company began work for a large customer. Results were impacted by incremental costs incurred to hire and train new drivers in anticipation of 2013 growth.

Recycling Division (includes Thermo Fluids business)

Revenues for the fourth quarter decreased approximately 1.2% relative to the same period in 2011. Reprocessed Fuel Oil (“RFO”) volumes for 2012 decreased approximately 3.4% relative to 2011, primarily due to issues relating to the continuing tightening in the availability of rail cars and logistics in the transportation of RFO to re-refinery outlets. The general economic slowdown in the fourth quarter along with normal seasonal slowness, including a reduction in demand from asphalt markets, resulted in weakness in margins.

2013 Outlook & Financial Guidance

“We believe the challenges of 2012 are subsiding - capital budgets are being reset and we see increased momentum from high oil prices,” stated Mr. Johnsrud. “The efficiency gains we saw in 2012 reduced the drilling and completion costs of a well for our customers. This is a positive for Heckmann as it makes drilling more economic for our customers, and in turn drives demand for our environmental solutions. A full suite of environmental solutions is increasingly important and we believe we can capture additional market share relative to regional competitors, as well as companies that offer environmental solutions as only a part of their other services.”

Mr. Johnsrud continued, “As we look into 2013, our outlook is driven by the following factors:

•

We operate in a market that has a strong growth profile. As shale assets are consolidated by major oil and gas companies with strict environmental standards, our positioning as a national environmental solutions provider will continue to be an advantage to us relative to regional and non-environmental companies.

•

We believe there are significant operational improvements we can achieve in our business, particularly in legacy Heckmann Water Resources. We are focused on integrating our business and applying best practices across our national platform.

•	We have a strong financial profile. We are generating Adjusted EBITDA that exceeds our capital expenditures, and have liquidity of over $190 million, which we believe will continue to grow in 2013.

•

We have attractive opportunities to deploy capital at returns that we believe exceed our marginal cost of capital. We have in the past quarter significantly improved our capital allocation discipline, but believe the year will provide us with opportunities to invest at returns that we believe are accretive to our shareholders.”

Heckmann expects 2013 revenues to be between $750 and $825 million and Adjusted EBITDA to be between $200 and $220 million. The Company expects capital expenditures in 2013 to be between $90 and $110 million. The Company forecasts both revenues and Adjusted EBITDA to be back-half weighted, as 2013 activity ramps up from the 2012 slowdown and inclement weather impacted activity in the first several months of 2013.

“We are optimistic about 2013 and leveraging our platform,” Mr. Johnsrud said. “Our strategy is to provide full cycle environmental solutions to our customers, which includes delivery, collection, treatment, recycling and disposal solutions for restricted environmental products. We have

Heckmann Corporation

collectively worked and invested significantly to build a company with a national presence, including particularly strong logistics capabilities around delivery, collection and disposal. Our next step will be leveraging these investments by expanding environmental solutions around treatment and recycling, as well as solid waste disposal. This strategy, which is driven by our customers’ needs, will provide us with a comprehensive, end-to-end environmental solution, which is a differentiating value proposition.”

Company Name Change & Rebranding

The Company also announced plans to change its corporate name and unite Heckmann Water Resources, Power Fuels and TFI business units under a single brand: Nuverra Environmental Solutions. The Company is positioned as a comprehensive environmental solutions provider, and believes that the rebranding will enhance efforts to communicate its value proposition.

The Company’s stockholders will vote on the proposed name change at its currently scheduled May 8th Annual Meeting, and following approval, the Company will begin trading under its new name and stock ticker symbol “NES” on or about May 13th.

Conference Call and Webcast

The Company will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to provide commentary on its operational performance and outlook. To participate on the conference call, please dial 1-877-941-2068 or 1-480-629-9712 and reference conference ID 4600749. An audio replay of the conference call will be available approximately one hour after the conclusion of the call through Monday, March 25, 2013. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access code 4600749.

A presentation reviewing the quarter’s results has been posted to the Company’s web site at www.heckmanncorp.com.

The call will be webcast live and the replay will be available for 12 months. Both will be available in the “For Investors” section of the Heckmann Corporation web site at www.heckmanncorp.com.

About Heckmann Corporation

Heckmann Corporation is an environmental solutions company. The Company is one of the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to our customers in energy and industrial end-markets. The Company focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, waste water, used motor oil, spent antifreeze, waste fluids and hydrocarbons. Heckmann continues to expand its suite of environmentally compliant and sustainable solutions to a collection of customers that demand stricter environmental compliance and accountability from their service providers.

Interested parties can access additional information about Heckmann on the Company’s web site at http://www.heckmanncorp.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

Heckmann Corporation

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets and stock-based compensation, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net income (loss) per share, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation forecasts of growth, revenues, Adjusted EBITDA and pipeline expansion, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses, including Thermo Fluids Inc. and Badlands Power Fuels, LLC; whether certain markets grow as anticipated; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Current Report on Form 8-K filed on April 10, 2012, as well as the Company’s other reports filed with the United States Securities and Exchange Commission, including the Company’s Proxy Statement filed on October 9, 2012, and are available at http://www.sec.gov/ as well as the Company’s web site at http://heckmanncorp.com/. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Only December 31, 2011 figures are audited)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$16,211	$80,194
Restricted cash	3,536	—
Marketable securities	—	5,169
Accounts receivable, net	117,528	47,985
Inventories	5,710	760
Prepaid expenses and other receivables	8,587	4,519
Deferred income taxes	12,495	—
Other current assets	1,824	1,044

Total Current Assets	165,891	139,671
Property, plant and equipment, net	604,870	270,054
Equity investments	8,279	7,682
Intangibles, net	284,698	29,489
Goodwill	555,091	90,008
Other long-term assets	25,510	2,777

Total Assets	$1,644,339	$539,681

Liabilities and Equity
Accounts payable	$29,538	$19,992
Accrued expenses	41,274	11,102
Accrued interest	8,991	591
Current portion of contingent consideration	1,968	5,730
Current portion of long-term debt	4,699	11,914

Total Current Liabilities	86,470	49,329
Deferred income taxes	128,992	6,880
Long-term debt	561,427	132,156
Long-term contingent consideration	8,863	7,867
Other long-term obligation	9,021	—
Other long-term liabilities	1,805	1,639

Total Liabilities	796,578	197,871

Commitments and contingencies
Preferred stock, $0.001 par value, (1,000,000 shares authorized, no shares issued and outstanding at December 31, 2012 and December 31, 2011)	—	—
Common stock, $0.001 par value, (500,000,000 shares authorized, 266,118,447 shares issued and 251,809,884, outstanding at December 31, 2012 and 139,163,067 shares issued and 124,854,504 outstanding at December 31, 2011)	265	139
Additional paid-in-capital	1,318,181	814,875
Purchased warrants	(6,844)	(6,844)
Treasury stock	(19,503)	(19,503)
Accumulated deficit	(444,338)	(446,865)
Accumulated other comprehensive income	—	8

Total Equity of Heckman Corporation	847,761	341,810

Total Liabilities and Equity	$1,644,339	$539,681

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Only twelve months ended December 31, 2010 and December 31, 2011 are audited)

	Twelve Months Ended December 31,				Three Months Ended December 31,
	2012	2011		2010	2012	2011
Non-Rental Revenue	$336,542		$144,291	$15,208	$105,977	$47,852
Rental Revenue	15,441		12,546	—	7,228	3,819
Cost of sales	(305,656)		(123,509)	(11,337)	(105,340)	(44,843)

Gross profit	46,327		33,328	3,871	7,865	6,828

Operating expenses:
General and administrative expenses	48,031		32,783	10,314	20,401	11,572
Amortization of intangible assets	16,583		3,868	1,240	5,170	2,100
Impairment of long-lived assets	3,658		—	—	3,658	—
Impairment of intangible assets	2,372		—	—	2,372	—
Pipeline start-up and commissioning	—		2,089	11,830	—	2,089

Total operating expenses	70,644		38,740	23,384	31,601	15,761

Loss from operations	(24,317)		(5,412)	(19,513)	(23,736)	(8,933)
Interest (expense) income, net	(26,617)		(4,243)	2,087	(10,687)	(1,673)
Loss on extinguishment of debt	(2,638)		—	—	—	—
Income (loss) from equity investment	12		(462)	(689)	12	—
Other (expense) income, net	(2,518)		6,232	4,411	47	3,356

Loss from continuing operations before income taxes	(56,078)		(3,885)	(13,704)	(34,364)	(7,250)
Income tax benefit	58,605		3,777	3,404	39,356	4,770

Income (loss) from continuing operations	2,527		(108)	(10,300)	4,992	(2,480)
Loss from discontinued operations, net of income taxes	—		(22,898)	(4,393)	—	—

Net income (loss) attributable to common stockholders	$2,527		$(23,006)	$(14,693)	$4,992	$(2,480)

Weighted average shares outstanding used in computing net income (loss) per common share:
Basic	149,940,096		114,574,730	108,819,384	181,253,051	118,447,292
Diluted	158,445,042		114,574,730	108,819,384	197,860,135	118,447,292
Net income (loss) per common share attributable to common stockholders:
Basic:
Income (loss) from continuing operations	$0.02	$	*	$(0.09)	$0.03	$(0.02)
Loss from discontinued operations	—		(0.20)	(0.05)	—	—

Net income (loss) per basic share	$0.02		$(0.20)	$(0.14)	$0.03	$(0.02)

Diluted:
Income (loss) from continuing operations	$0.02	$	*	$(0.09)	$0.03	$(0.02)
Loss from discontinued operations	—		(0.20)	(0.05)	—	—

Net income (loss) per diluted share	$0.02		$(0.20)	$(0.14)	$0.03	$(0.02)

*	Less than $0.01 per share.

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA FROM CONTINUING OPERATIONS

(In millions)

(Unaudited)

	Twelve Months Ended December 31,			Three Months Ended December 31,
	2012	2011	2010	2012	2011
Net income (loss) from continuing operations	$2.5	$(0.1)	$(10.3)	$5.0	$(2.5)
Depreciation	42.0	21.4	3.4	14.3	6.4
Amortization	16.6	3.9	1.2	5.2	2.1
Interest expense, net	26.6	4.2	(2.1)	10.7	1.7
Income tax expense/(benefit)	(58.6)	(3.8)	(3.4)	(39.4)	(4.8)

EBITDA	$29.1	$25.6	$(11.2)	$(4.2)	$2.9

Transaction & integration	9.0	2.6	2.1	5.8	0.3
A/R reserve accrual	4.4	—	—	4.4	—
Environmental accrual	1.7	—	—	1.4	—
Loss on disposal of assets/asset impairment	7.8	—	—	6.0	—
Stock-based compensation	3.6	2.1	0.9	1.2	0.9
Other	6.1	(1.8)	9.9	0.1	—

Adjusted EBITDA from continuing operations	$61.6	$28.5	$1.7	$14.7	$4.1

Investor Relations Contact:

Brandi Piacente

The Piacente Group, Inc.

Tel. +1 212-481-2050

heckmann@tpg-ir.com

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